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                                                                   EXHIBIT 11.1
HealthDesk Corporation
Computation of Earnings per Share

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

                                                         Three Months Ended June 30,         Six Months Ended June 30,
                                                      -------------------------------      -----------------------------
                                                            1996             1997              1996              1997
                                                      -------------     -------------      -----------     -------------
Weighted average number of common shares
   outstanding ..................................         2,130,119         5,392,845        2,130,099         5,028,279

Shares issuable pursuant to conversion of preferred
   stock, warrants and stock  options issued during
   the twelve month period prior to the filing
   of the  initial public offering registration
   statement, less shares assumed repurchased at
   the offering price of $5.00 per share..........        1,694,788              ----        1,694,788              ----
                                                      -------------     -------------      -----------     -------------

Total common and common equivalent shares........         3,824,907         5,392,845        3,824,887         5,028,279
                                                      =============     =============    =============     =============

Net Loss.........................................     $    (917,200)    $  (1,081,264)    $ (1,725,054)     $ (2,282,906)
                                                      ==============    ==============    =============     =============

Loss per common and common equivalent shares          $       (0.24)    $       (0.20)   $       (0.45)    $       (0.45)
                                                      ==============    ==============   ==============    ==============

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